Exhibit 10.1

September 14, 2016

Blake Augsburger

54712 Beaver Creek

Mishawaka, Indiana 46545

Dear Blake:

This letter will serve to confirm that your employment with HARMAN International Industries, Incorporated (the “Company”) is being terminated effective September 20, 2016 (the “Separation Date”). This letter will summarize for you the important details and items that are associated with your termination including, but not limited to, certain benefits that you may be entitled to under that certain letter agreement dated October 13, 2015, entered into by and between you and the Company (the “Severance Agreement”).

1)	All accrued salary and accrued and unused vacation pay will be paid to you on the Separation Date.

2)	Your election to defer compensation into the Harman International 401(k) Plan terminates on the Separation Date. You are 100% vested in Harman employee matching and profit-sharing contributions, and 100% vested in all other contributions to your 401(k) account. No distribution need be made from the account until age 70 1⁄2 unless you have less than $1,000.00 in your account. If your account balance is less than $1,000.00 you will receive an automatic distribution from the 401(k) plan. If you have any questions regarding your 401(k) account please call Fidelity Investments, the Harman 401(k) administrator, at 1-800-835-5095.

3)	The basic and supplemental life insurance benefit and the disability insurance benefits that you were entitled to receive during your employment terminate on the Separation Date.

4)	Medical, dental and vision benefits under current employee benefit plans in which you now participate will continue through the Separation Date. As required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you and your dependents will be given an opportunity to continue to participate in the health benefit plans you and your dependents are participating in today. Please note that the usual limitations of COBRA will apply with respect to the maximum continuation period (usually 18 months). You will receive a COBRA election form from the Company’s COBRA administrator, ADP. Unless otherwise stated below, you will be required to pay the full monthly premium cost plus a 2% administrative charge for any COBRA benefit that you elect to continue participating in. This is not a guaranty or commitment not to change the terms of any such plans. The Company reserves the right to make any changes in such benefit plans it deems appropriate.

5)	Your Annual Benefit Percentage pursuant to Section 5.01 of the Harman International Industries, Incorporated Supplemental Executive Retirement Plan, as amended and restated as of October 1, 1999, and as further amended effective September 24, 2002 (the “SERP”) which is equal to 30% of your Average Compensation (as defined in the SERP). This equates to a monthly benefit of $21,257.06 commencing on the first day of the month following the date you attain age 55. All other terms and conditions of the SERP apply (copy attached).

6)	Severance Pay, Benefits & Career Planning: The Company will initiate for you the following severance pay and benefits under the Severance Agreement (copy attached) once we have received the signed enclosed Release (“Release”). Please note that you will not be entitled to the following benefits unless you sign the enclosed Release within twenty-one (21) calendar days after the Separation Date.

•	Severance Pay: Severance pay, in a lump sum payment to be paid on the 60th day following the Separation Date, in the amount of $887,250 (less applicable withholdings and deductions) (the “Severance Amount”). The Severance Amount reflects the sum of: (a) your annual base salary as in effect as of the Separation Date plus (b) your target annual bonus as in effect as of the Separation Date.

•	Benefits: Coverage for COBRA participation for a period of 12 months following the Separation Date (the “Continuation Period”), provided that you make a timely election to continue to participate in the Company’s medical, dental and vision plan(s) pursuant to COBRA and only to the extent that you make a payment to the Company in an amount equal to the monthly COBRA premium payments on a timely basis required to maintain such coverage commencing with the first calendar month following the Separation Date, and the Company shall reimburse you, in accordance with the provisions of the Severance Agreement, on an after-tax basis for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Continuation Period. The Company’s payment of the COBRA premiums does not extend the coverage period. If you elect to continue COBRA coverage beyond this period, you will be solely responsible for the payment of any and all premiums for medical, dental and vision insurance.

•	Outplacement or Retraining Services: The Company will provide you with access to outplacement services for a period of 12 months following the Separation Date, at the Company’s expense, but in no event shall such expenses exceed $50,000. Your election of this service must be made within 30 days after receipt by the Company of your signed Release.

•	Conditional upon signing the enclosed release document, you will be entitled to receive a prorated portion of your earned annual bonus for the 2017 fiscal year (such proration to be based on the portion of the fiscal year during which you were employed by the Company), which will be paid by the Company in September 2017. The annual bonus will be calculated based upon Company financial results and your individual performance against your established personal targets.

•	Long Term Incentive Program and Equity Awards: All unvested stock options and outstanding time based and performance based RSU grants will terminate upon the effective date of your termination. You will have 90 days from your termination date to exercise any vested stock options. Any vested stock options not exercised within 90 days of the termination date will be cancelled. You can access your grant information directly via the on-line Charles Schwab stock management system.

For good, sufficient and valuable consideration, the receipt of which is acknowledged by you, for a period of 24 months after the Separation Date, you will not, without the Company’s prior written consent, become an employee, officer, director or investor (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) in any professional audio business or enterprise, anywhere in the world. The Company and you acknowledge that the time, scope, geographic area and other provisions of this paragraph have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this letter. You acknowledge and agree that the terms of this paragraph: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its affiliates, (iii) impose no undue hardship on you, and (iv) are not injurious to the public. You further acknowledge and agree that your breach of this paragraph will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of the Company’s eventual success on the merits. You consent and agree that if you commit any such breach or threaten to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

The validity, interpretation, construction and performance of this letter will be governed by and construed in accordance with the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this letter to the substantive law of another jurisdiction. Any disputes, litigation, proceedings or other legal actions by any party to this letter in connection with or relating to this letter or any matters described or contemplated in this letter may be instituted in the courts of the State of Delaware or of the United States sitting in the State of Delaware. Each party to this letter irrevocably submits to the jurisdiction of the courts of the State of Delaware and of the United States sitting in the State of Delaware in connection with any such dispute, litigation, proceeding or other legal action arising out of or relating to this letter.

You have twenty-one (21) calendar days to consider whether or not to sign the enclosed Release and should consult with legal counsel before signing it, but may not sign the Release until on or after the Separation Date. You will have a period of seven (7) days after signing the Release in which you may revoke the Release, and the Release does not become effective or enforceable and no payment shall be made hereunder until this seven-day revocation period has elapsed. The signed Release is to be addressed and sent or hand-delivered to the attention of Lori Lampman, VP Operations HR & Global Rewards at 400 Atlantic Street, 15th Floor, Stamford, CT 06901.

We thank you for your service to the Company and we wish you the best in your future endeavors.

Very truly yours,

/s/ John Stacey

John Stacey

Executive Vice President and CHRO

Agreed and Accepted:

/s/ Blake Augsburger

Blake Augsburger

9/16/16